UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC 20549

                         _______________________

                                  FORM 4
                         _______________________


               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                         _________________________
                                               OMB APPROVAL
                                         OMB Number:     3235-0287
                                         Expires: January 31, 2005
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                                         hours per response....0.5
                                         _________________________

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company
Act of 1935 or Section 30(f) of the Investment Company Act of 1940

    [_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. (See Instruction 1(b))



(1) Name and Address of Reporting Person*

    CAPITAL PARTNERS II, LTD. LIQUIDATING TRUST
    5646 MILTON ST. STE. 900
    DALLAS, TX 75206

(2) Issuer Name AND Ticker or Trading Symbol

    TUTOGEN MEDICAL, INC.   (TTG)

(3) IRS or Social Security Number of Reporting Person (Voluntary)



(4) Statement for Month/Date/Year

    DECEMBER 19, 2002

(5) If Amendment, Date of Original (Month/Year)




(6) Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [_]  Director    [X] 10% Owner   [_] Officer (give title below)
    [_]  Other (Specify below)


(7) Individual or Joint/Group Filing (Check applicable line)

    [X] Form filed by one Reporting Person
    [_] Form filed by more than one Reporting Person


_______________________________________________________________________________________

   TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
_______________________________________________________________________________________

1. Title of Security   2. Transaction Date   3. Transaction Code      4. Securities Acquired (A) or Disposed
   (Instr. 3)             (month/day/year)      (Instr. 8)               of (D)  (Instr. 3, 4 and 5)
                                               --------------------     -----------------------------------
                                                 Code          V         Amount       (A) or (D)     Price
   -------------------    ------------------    ---------  ---------     -----------   --------    ---------
    COMMON STOCK              12/19/02              J                     4,230,847       D         ***
   -------------------    ------------------    ---------  ---------     -----------   --------    ---------

   -------------------    ------------------    ---------  ---------     -----------   --------    ---------

   -------------------    ------------------    ---------  ---------     -----------   --------    ---------

   -------------------    ------------------    ---------  ---------     -----------   --------    ---------

5. Amount of Securities           6. Ownership Form: Direct (D)         7. Nature of Indirect Beneficial
   Beneficially owned at end         or Indirect (I) (Instr. 4)            Ownership (Instr. 4)
   of month (Instr. 3 and 4)

   ---------------------------       ------------------------------        -------------------------------
           3,674,061                          D
   ---------------------------       ------------------------------        -------------------------------

   ---------------------------       ------------------------------        -------------------------------

   ---------------------------       ------------------------------        -------------------------------

   ---------------------------       ------------------------------        -------------------------------

Reminder: Report on a separate line, each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

                                                                        (Over)
                                                               SEC 1474 (3-00)





FORM 4 (continued)


_______________________________________________________________________________________

  TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
_______________________________________________________________________________________

1. Title of Derivative   2. Conversion or    3. Transaction    4. Transaction       5. Number of Derivative
   Security (Instr. 3)      Exercise Price        Date            Code (Instr. 8)      Securities Acquired
                            of Derivative       (month/day/                           (A) or Disposed of (D)
                            Security              year)                                (Instr. 3, 4 and 5)
                                                                  ---------------     --------------------
                                                                   Code      V           (A)        (D)
   -------------------      ---------------     ------------      -------  ------     ---------  ---------

   -------------------      ---------------     ------------      -------  ------     ---------  ---------

   -------------------      ---------------     ------------      -------  ------     ---------  ---------

   -------------------      ---------------     ------------      -------  ------     ---------  ---------

   -------------------      ---------------     ------------      -------  ------     ---------  ---------

6. Date Exercisable     7. Title and Amount of   8. Price of   9. Number of  10. Owner-     11. Nature
   and Expiration Date     Underlying Securities    Derivative    Derivat-       ship form      of Indirect
   (month/day/year)        (Instr. 3 and 4)         Security      ive Secur-     of Deriv-      Beneficial
                                                    (Instr. 5)    ities Ben-     ative          Ownership
                                                                  eficially      Security       (Instr.4)
                                                                  owned at       Direct(D)
   -------------------     --------------------                   end of         or
   Date Exer- Expirat-               Amount or                    month          Indirect(I)
   cisable    ion Date     Title     no. of shs                   (Instr.4)      (Instr.4)
   --------   --------     --------  ----------    ----------     ----------     ----------     -----------

   --------   --------     --------  ----------    ----------     ----------     ----------     -----------

   --------   --------     --------  ----------    ----------     ----------     ----------     -----------

   --------   --------     --------  ----------    ----------     ----------     ----------     -----------

   --------   --------     --------  ----------    ----------     ----------     ----------     -----------



EXPLANATION OF RESPONSES:

*** 4,230,847 shares are being transferred from the Trust to the Beneficiaries who elected to withdraw from the Trust, effective December 19, 2002.





/s/ Thomas W. Pauken                          12/23/02
--------------------------                ---------------
** Signature of Reporting Person               Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                         Page 2